Exhibit 10.48

AMENDMENT AGREEMENT

This amendment agreement dated as of December 30, 2016 (the “Amendment Agreement”) is an amendment to that certain consulting agreement (the “March Agreement”) dated March 19, 2007 between Omagine, Inc., a Delaware corporation (the “Company”) and Sam Hamdan, an individual (“Hamdan”).

The Company and Hamdan acknowledge that the March Agreement was most recently amended on December 30, 2015.

All capitalized terms in this Amendment Agreement shall, unless otherwise indicated herein, have the meanings assigned to them in the March Agreement.

The Parties hereby agree as follows:

1)	The words in Section 2(ii) of the March Agreement are hereby deleted in their entirety and replaced by the following words: “December 31, 2017, or”, and

2)	Pursuant to a resolution of the Board of Directors:

a.	the expiration date of Hamdan’s 750,000 stock options (the “January 2012 Options”) has been extended to December 31, 2017, and

b.	the expiration date of Hamdan’s additional 250,000 Options granted to Hamdan on December 29, 2014 (the “December 2014 Options”) which vested on the grant date and are exercisable at $2.55 per share and which are identical in all other respects to the January 2012 Options, has also been extended to December 31, 2017, and

3)	All other terms and conditions of the March Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment Agreement as of December 30, 2016.

Sam Hamdan		Omagine, Inc.
a Delaware corporation

By:	/s/ Sam Hamdan	By:	/s/ Charles P. Kuczynski
	Sam Hamdan		Charles P. Kuczynski
Vice-President

Exhibit A

CASHLESS EXERCISE OF JANUARY 2012 & DECEMBER 2014 OPTIONS

January 2012 Options and December 2014 Options (the “Options”) which are vested may be exercised in whole or in part by Hamdan at any time on any Business Day prior to 5 P.M. Eastern Time in the United States on December 31, 2017 (the “Expiration Date”):

i.	by delivery of a written notice to the Company (the “Exercise Notice”), of Hamdan’s election to exercise such Options, which notice shall specify the number of shares of Common Stock (“Shares”) to be purchased, payment to the Company of an amount equal to $1.70 per Share or $2.55 per Share, as the case may be, multiplied by the number of Shares for which the Options are being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds and the surrender of the relevant certificate representing such Options (or an indemnification undertaking with respect to such Options in the case of the loss, theft or destruction of such certificate). Such documentation and payment shall be delivered by Hamdan to a common carrier for overnight delivery to the Company as soon as practicable following such date, but in no event later than one business day prior to the Expiration Date (“Cash Basis”) or

ii.	by delivering an Exercise Notice and in lieu of making payment of the Aggregate Exercise Price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number	=	(A x B) – (A x C)
B

For purposes of the foregoing formula:

A =	the total number of Shares with respect to which the relevant Options are then being exercised.

B =	the Closing Bid Price of the Common Stock on the date of exercise of the relevant Options.

C =	the Exercise Price. The Parties agree that the Exercise Price for January 2012 Options is one dollar and seventy cents ($1.70) in United States currency and the Exercise Price for December 2014 Options is two dollars and fifty five cents ($2.55) in United States currency.

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